U. S. Securities and Exchange Commission
                         Washington, D. C. 20549


                                  FORM 3

         INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



Filed  pursuant to Section 16(a) of the Securities Exchange  Act  of  1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.


1.   Name and Address of Reporting Person
          Paul L. Morris
          #7 Saddle Club Drive
          Midland, TX 79705

2.   Date of Event Requiring Statement
          September 1, 1998

3.   IRS or Social Security Number of Reporting Person
          ###-##-####

4.   Issuer Name and Ticker or Trading Symbol
          Southwest Royalties, Inc.
          Southwest Royalties Holdings, Inc.

5.   Relationship of Reporting Person to Issuer
               Director

6.   If Amendment, Date of Original
          Not Applicable

7.   Individual or Joint/Group filing
          Individual

                                 TABLE I

1.   Title of Security
          None

2.   Amount of Securities Beneficially Owned
          None

3.   Ownership Form
          None

4.   Nature of Indirect Beneficial Ownership
               None




Date:     September 1, 1998                  /s/ Paul L. Morris
                                   --------------------------------------
                                   Paul L. Morris, Director of Southwest
                                   Royalties, Inc. and Southwest Royalties
                                   Holdings, Inc.